Exhibit 10.1

RETIREMENT SEPARATION AGREEMENT

This Retirement Separation Agreement (the “Agreement”) is entered into by and between LINKBANCORP, Inc., a Pennsylvania corporation (the “Corporation”), LINKBANK, a Commonwealth of Pennsylvania chartered bank (the “Bank”) (the Corporation and the Bank are collectively referred to herein as the “Employer”), and Wesley Weymers, a Pennsylvania resident (the “Executive”) (the Employer and the Executive are collectively referred to herein as the “Parties”).

WITNESSETH

WHEREAS, the Executive is employed by the Employer pursuant to an Employment Agreement, dated December 10, 2020 (the “Employment Agreement”);

WHEREAS, the Executive informed Employer of his intent to voluntarily retire from his employment as Executive Chairman of the Bank and from the Boards of Directors of the Employer;

WHEREAS, in recognition of the Executive’s substantial contributions to the Corporation and the Bank, and in exchange for entering to and complying with certain Restrictive Covenants and providing certain consulting services as set forth herein, the Employer desires to provide the Executive with certain compensation to the Executive; and

WHEREAS, except as expressly provided herein, the Parties intend that this Agreement shall supersede, and fully replace, the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. Retirement. Effective as of the February 21, 2023 (the “Retirement Date”), Executive hereby, automatically and without any notice requirements, retires as Executive Chairman of the Bank and from all other positions, including, but not limited to, as an officer, director, or committee member, with any subsidiary or affiliate of either the Corporation or the Bank (“Retirement”). As of the Retirement Date, Executive hereby relinquishes any power of attorney, signing authority, trust authorization or bank account signatory authorization that Executive may hold on behalf of the Corporation, the Bank or their affiliates. At the Retirement Date, the Employment Agreement shall terminate and have no further force or effect, provided, however, that Sections 8, 9, 10 and 11 of the Employment Agreement shall survive the termination of the Employment Agreement. Executive hereby acknowledges that upon receipt of the payments set forth in Section 2 of this Agreement, Executive shall not be entitled, and hereby waives any claim, to any payment or other benefit under the Employment Agreement. In consideration for the Separation Payments and Continued Benefits (as each term is defined in Section 2) and for complying with the restrictive covenants set forth in Section 4, the Executive agrees to remain available to provide consulting services, as reasonably requested by the Corporation or the Bank, for a period of twelve months following the Retirement Date; provided that any such consulting services will not exceed 20% of the of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or full period if Executive has been providing services for less than thirty-six (36) months).

2. Separation Payment and Continued Benefits.

a.

Separation Payment. The Executive’s employment shall terminate immediately upon the Retirement Date. Assuming the Executive has executed a Separation and Release of Claims document in the form attached as Exhibit A, and assuming the Executive complies with all other terms and conditions herein, including, but not limited to Section 6, and in consideration for entering into and complying with the Restrictive Covenants in Section 4 and for providing, and remaining available to provide, the consulting services set forth in Section 1, the Executive shall receive Separation Payments in two lump sum cash payments, less all applicable withholdings and deductions required by law:

i.	The first payment of $620,500 will be paid in a lump sum within five (5) business days following the Retirement Date; and

ii.

The second payment of $620,500 will be paid in a lump sum within five (5) business days following the one-year anniversary of the Retirement Date, and in no event will be paid later than March 15, 2024.

b.

Continued Benefits. In addition, provided that the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive through March 6, 2024. If the Bank and the Corporation cannot provide such benefits because Executive is no longer an employee, the Bank and the Corporation shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar health and welfare employee benefits which he enjoyed prior to termination, which reimbursement shall continue through March 6, 2024, subject to Code Section 409A if applicable, which period shall run concurrently with the period mandated under COBRA and the regulations promulgated thereunder.

3. Unauthorized Disclosure. The Executive shall not, without the written consent of the Boards of Directors of the Bank and/or the Corporation, knowingly disclose to any person any material confidential information obtained by him while in the employ of the Employer with respect to any of the Employer’s services, products improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Employer; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent, or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employer or any information that must be disclosed as required by law.

4. Restrictive Covenants.

a.

Acknowledgment. The Executive understands that the nature of his position gives him access to and knowledge of the Employer’s material confidential information and places the Executive in a position of trust and confidence with the Employer. The Executive further understands and acknowledges that the Employer’s ability to reserve such information for the exclusive knowledge and use of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

b.

Non-Competition. For a period of three (3) years following the Retirement Date (the “Restricted Period”), the Executive agrees and covenants not to engage in Prohibited Activity (defined below) within a twenty (20) mile radius of 32 West Market Street, Gratz, Pennsylvania (“Restricted Territory”).

For purposes of this non-compete clause, “Prohibited Activity” is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Employer within the Restricted Territory (defined above). Prohibited Activity includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or the Employer’s material confidential information. For purposes of further clarification, Prohibited Activity includes any work that the Executive performs while physically present in a Restricted Territory or, if working remotely, any work performed by the Executive that has any bearing or impact on the activities conducted within any such Restricted Territory.

Nothing in this Agreement shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment, and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

c.	No Preparation for Competition. The Executive agrees not to undertake preparations for competitive activity prohibited by this Agreement during the Restricted Period.

d.

Non-Solicitation of Employees. The Executive understands and agrees that the Employer has expended, and continues to expend, significant time and expense in recruiting and training its employees and that the loss of those employees would cause significant and irreparable harm to the Employer. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Employer or any employee who has been employed by the Employer in the two years preceding the last day of Executive’s employment (collectively, “Covered Employee”), or induce the termination of employment of any Covered Employee throughout the Restricted Period.

This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of this Agreement if the Executive merely updates his LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section.

e.

Non-Solicitation of Customers. The Executive understands and agrees that because of his experience with and relationship to the Employer, he has had and will continue to have access to and has learned and will continue to learn about much or all of the Employer’s customer information, which includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to the products and services provided by the Employer. The Executive understands and acknowledges that: (i) the Employer’s relationships with its customers is of great competitive value; (ii) the Employer has invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill; and (iii) the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Employer.

The Executive agrees and covenants, throughout the Restricted Period, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement, or meet with the Employer’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Employer.

5. [Reserved].

6. Non-Disparagement. The Executive agrees and covenants that he shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, or false, or disparaging remarks, comments, or statements concerning the Employer or its/their businesses, or any of its/their employees, officers, or directors and its/their existing and prospective customers, suppliers, investors, and other associated third parties, either now or in the future, including any successors. This includes any form of disparagement relating to any of the Employer’s plans to increase revenue, asset size or enter into any strategic combinations, whether by organic growth, merger, acquisition or a similar arrangement.

7. Return of Corporation Property and Documents. The Executive agrees that, at the time of termination of his employment, he will deliver to the Employer any and all Corporation and Bank property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during and/or in connection with the course of his employment.

8. Remedies. In the event of a breach or threatened breach by the Executive of this Agreement, the Executive hereby consents and agrees that money damages would not afford an adequate remedy and, therefore, the Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing actual damages or the requirement of posting a bond. Any equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages, and other available relief.

9. Successors and Assigns.

a.	The Employer may assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns.

b.

The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive contrary to the terms of this Agreement shall be null and void from the initial date of the purported assignment.

10. Governing Law, Venue, and Jurisdiction. This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment and/or termination of employment, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding initiated by either of the Parties to enforce this Agreement shall be brought only in the state or federal court(s) located in Dauphin County, Pennsylvania. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

11. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and an authorized representative of the Employer. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

12. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties. In the event a court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 5 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

13. Interpretation. The captions and headings this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to any such caption or heading. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

14. Excise Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Employer shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Executive shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

15. Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the “short-term deferral rule” and, in the event that any payments hereunder are determined not to be exempt, this Agreement is intended to comply with Section 409A, including the any other exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

16. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all understandings and representations between the Employer and the Executive relating to the terms of his Retirement and supersedes all previous and/or contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding the subject matter set forth herein. The Parties expressly acknowledge and agree that the two (2) Separation Payments and the Continued Benefits contemplated by this Agreement shall be conditioned upon Executive’s compliance with his continuing obligations hereunder, and shall be made in lieu of any payments under the Employment Agreement which, upon execution of this Agreement, shall be deemed null and void.

18. SERP, Deferred Compensation and Life Insurance.

(a)

SERP. The Corporation, Bank and Executive acknowledge and agree that: (i) the Executive is not entitled to any additional payments or benefits under The Gratz Bank Executive Supplemental Retirement Plan dated July 27, 2012, as amended (the “SERP”) as a result of the Executive’s Retirement, (ii) the Executive will be entitled to the SERP benefit calculated as of the date of this Agreement, and (iii) the Executive will receive the SERP benefits in accordance with the terms of the SERP. For purposes of clarity, the Corporation, Bank and Executive acknowledge and agree that the Executive’s vested annual benefit shall be $72,000, payable in accordance with the terms of the SERP. Within ninety (90) days following the Retirement Date, the Bank and/or Corporation shall establish an irrevocable grantor’s trust in accordance with IRS Revenue Procedure 92-64 and contribute the lump present value of the SERP benefit to hold the assets intended to fund the distributions of the SERP benefit.

(b)

Director Deferred Compensation Agreement. No provision herein shall limit or prevent the benefits to the Executive under the Director Deferred Compensation Agreement, dated as of January 1, 2013, which shall be operated and distributed in accordance with the terms thereunder.

(c)

Life Insurance. Notwithstanding any provision to the contrary herein, the Corporation and the Bank will pay the annual premium for calendar year 2023 for the Executive’s $250,000 policy purchased by the Corporation and the Bank on Executive’s behalf through the Leitzel’s Insurance Agency and which is owned by the Executive. The Executive will be responsible for maintaining the policy, including paying any future premiums, for all years following 2023.

19. Acknowledgement/Full Understanding. The Executive acknowledges and agrees that he has had the opportunity to seek the advice of counsel of his choosing, and that he has fully read, understands, and voluntarily enters into this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

ATTEST:	LINKBANK

/s/ Melanie Vanderau	/s/ Andrew Samuel
Andrew Samuel, CEO

Date: February 21, 2023

ATTEST:	LINKBANCORP, Inc.

/s/ Melanie Vanderau	/s/ Andrew Samuel
Andrew Samuel, CEO

Date: February 21, 2023

WITNESS:	Wesley M. Weymers

/s/ Carl D. Lundblad	/s/ Wesley M. Weymers

Date: February 21, 2023

Employment Retention and Severance Agreement

Exhibit A

SEPARATION AND RELEASE OF CLAIMS

This Separation and Release of Claims (“Release”) is entered into by and between LINKBANCORP, Inc., a Pennsylvania corporation (the “Corporation”), LINKBANK, a Commonwealth of Pennsylvania chartered bank (the “Bank”) (the Corporation and the Bank are collectively referred to herein as the “Employer”), and Wesley Weymers, a Pennsylvania resident (the “Executive”) (the Employer, and the Executive are collectively referred to herein as the “Parties”).

The Executive’s last day of employment with the Employer is February 21, 2023 (the “Separation Date”). After the Separation Date, the Executive will not represent himself as being an employee, officer, attorney, agent, or representative of the Employer for any purpose. Except as otherwise set forth in this Release, the Separation Date is the employment termination date for the Executive for all purposes, meaning, the Executive is not entitled to any further compensation, monies, or other benefits from the Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Separation Date except as provided in Sections 2 and 18 of the Retirement Separation Agreement (to which this Release is attached) and subject to the conditions and terms of the Agreement .

1. Executive Representations. The Executive specifically represents, warrants, and confirms that he:

a.	has not initiated and/or filed any claims, complaints, or actions of any kind against the Employer with any federal, state, or local court or government or administrative agency;

b.

has not made any claims or allegations to the Employer related to sexual harassment, sex discrimination, or sexual abuse, and that none of the payments set forth in this Release are related to sexual harassment, sex discrimination, or sexual abuse;

c.	has been properly paid for all hours worked for the Employer; and

d.	has not engaged in any unlawful conduct relating to the business of the Employer .

e.

Separation Benefits. As consideration for the Executive’s execution of and compliance with this Release and the terms set forth in the Retirement Separation Agreement (to which this Release is attached), including the Executive’s waiver and release of claims herein.

The Executive understands, acknowledges, and agrees that these benefits exceed what the Executive is otherwise entitled to receive on Retirement, and that these benefits are being given as consideration in exchange for executing this Release and the Retirement Separation Agreement, including, but not limited to, the general release contained in the former and the restrictive covenants contained in the latter. The Executive further agrees that he is not entitled to any additional payment or consideration not specifically referenced in this Release or the Retirement Separation Agreement.

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Employment Retention and Severance Agreement

Exhibit A

2. Release. The Executive knowingly and voluntarily releases and forever discharges the Employer of and from any and all claims, known and unknown, which the Executive, his heirs, executors, administrators, successors, and assigns have or may have against the Employer that accrued or arose at any time prior to the execution of this Release, including, but not limited to, any alleged violations of Title VII of the Civil Rights Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Pennsylvania Human Relations Act; the Pennsylvania Wage Payment and Collection Law; §§ 1981-1988 of Title 42 of the U.S.C.; the Immigration Reform and Control Act; the National Labor Relations Act; any amendments to the foregoing statutes; any other federal, state, or local civil rights or employment-related law, regulation, or ordinance; any public policy, contract, tort, or common law, including, but not limited to, breach of contract, wrongful discharge, reliance, or promissory estoppel; and any allegations for costs, fees, or other expenses, including attorneys’ fees.

The Executive also represents and warrants that, to the best of his knowledge, he does not possess any claims for wages or compensation against the Employer, including claims under the Fair Labor Standards Act (“FLSA”), the Pennsylvania Wage Payment and Collection Law, and/or the Pennsylvania Minimum Wage Act. The Executive further represents and warrants that, to date, he has received all compensation to which he is lawfully entitled, and that he is unaware of any facts or circumstances constituting a violation by the Employer of the FLSA or any similar state law regarding payment of wages.

The Executive waives the right to file any action, charge, or complaint on his own behalf, and to participate in any action, charge, or complaint which may be made by any other person or organization on the Executive’s behalf, with any federal, state, or local judicial body, court, or administrative agency against the Employer, except where such waiver is prohibited by law. Should any such action, charge, or complaint be filed, the Executive agrees to not accept any relief or recovery therefrom. The Executive confirms that no action, charge, or complaint of any kind is currently pending of which he is a party or has knowledge. Except as prohibited by law, in the event that any such action, charge, or complaint is filed, it shall be dismissed with prejudice upon presentation of this Release, and the Executive shall reimburse the Employer for the fees and costs, including attorneys’ fees, of defending such action, charge, or complaint. The Executive acknowledges and understands that nothing in this Release shall interfere with his right to file a charge, cooperate, or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other federal, state, or local regulatory agency. However, the Executive further acknowledges and understands that any payment made in connection with this Release shall be the sole relief provided to the Executive for the claims released herein and that he is not entitled to recover, and agrees to waive, any monetary benefits or recovery against the Employer in connection with any such claim, charge, or proceeding without regard to who has initiated such claim, charge, or proceeding.

3. No Admission of Liability. The Executive agrees that neither this Release, nor the furnishing of consideration as stated herein, shall be deemed, or construed at any time for any purpose, as an admission by the Employer of any liability or unlawful conduct of any kind.

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Employment Retention and Severance Agreement

Exhibit A

4. Full Understanding. By executing this Release, the Executive represents and agrees that:

a.	this Release is entered into knowingly and voluntarily;

b.	The Executive is receiving consideration from the Employer in addition to anything of value to which he is already or otherwise entitled;

c.	The Executive has been given a reasonable amount of time to consider this Release, and he has chosen to execute it on the date set forth below his signature; and

d.	Executive has been advised to consult with an attorney.

5. Miscellaneous Provisions.

a.

Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions shall immediately become null and void, leaving the remainder of this Release in full force and effect.

b.	This Release may not be modified, altered, or changed except upon express written consent of both Parties.

c.	This Release shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania.

[SIGNATURE PAGE FOLLOWS]

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Employment Retention and Severance Agreement

Exhibit A

IN WITNESS WHEREOF, the Parties have executed this Release as of the date(s) set forth below.

ATTEST:	LINKBANK

/s/ Melanie Vanderau	/s/ Andrew Samuel, CEO
Andrew Samuel, CEO

Date: February 21, 2023

ATTEST:	LINKBANCORP, Inc.

/s/ Melanie Vanderau	/s/ Andrew Samuel, CEO
Andrew Samuel, CEO

Date: February 21, 2023

WITNESS:	Wesley M. Weymers

/s/ Carl D. Lundblad	/s/ Wesley M. Weymers

Date: February 21, 2023

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